EXHIBIT 10.25


                            VALENCE TECHNOLOGY, INC.
                   SUMMARY OF BOARD OF DIRECTORS COMPENSATION
                                      2007


Each director who is a non-employee receives compensation as set forth below, in accordance with the compensation program for non-employee directors approved by the Board of Directors.
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
Annual Retainer                                         Not applicable

In Person Board, Shareholder or Committee Meeting       Reimbursement for reasonable travel and lodging
                                                        Meeting expenses

Audit Committee Chair Fee                               Not applicable

Equity Compensation                                     Upon appointment to the Board of Directors, each non-employee director is entitled to receive an option grant to purchase 100,000 shares of our common stock. These options will vest one-fifth on the first and second anniversaries of the date of grant of the options, and equal quarterly installments over the next three years and are exercisable at the fair market value of the underlying stock on the grant date.  In addition, members of the Board of Directors are eligible to receive a $2,000 fee for each official quarterly board meeting.

Other Compensation                                      Upon appointment to the Board of Directors, each non-employee director is entitled to receive $10,000 as a training fee.

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